Herman Miller Reports Third Quarter Sales and Earnings In-Line With Guidance
Webcast to be held Thursday, March 19, 2015, at 9:30 AM ET

Release	Immediate
Date	March 18, 2015
Contact	Kevin Veltman (616) 654 3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its third quarter ended February 28, 2015. Net sales in the quarter totaled $516.4 million, an increase of 13.3% from the same quarter last fiscal year. New orders in the third quarter of $500.5 million were 7.9% above the prior year level.

On an organic basis, which adjusts for acquisitions, divestitures, and foreign currency translation, sales in the third quarter increased 4.3% from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.35 per share on a diluted basis in the third quarter. This compares to diluted earnings per share of $0.33 in the same quarter last fiscal year. Excluding restructuring expenses recognized in the current period, adjusted diluted earnings per share in the third quarter totaled $0.37, an amount equaling the high end of the company's earnings guidance for the quarter. This compares to adjusted diluted earnings of $0.34 per share in the third quarter of fiscal 2014.

Brian Walker, Chief Executive Officer, noted, “We continue to be pleased by the overall performance of our Specialty, Consumer and ELA business segments, all of which posted strong organic sales growth and improved profitability this quarter compared to last year. We were, however, disappointed in the momentum of our North American segment, where growth rates have lagged our expectations for the past two quarters. In response, we have moved swiftly to identify the related issues and are attacking them aggressively. We have taken actions to increase selling capacity, fill key product gaps, refresh showrooms, and realign sales leadership to accelerate our growth in the coming quarters. We believe these actions are further supported by what we see as a favorable demand environment for the North American contract industry.”

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	2/28/2015	3/1/2014	% Chg.	2/28/2015	3/1/2014	% Chg.
Net Sales	$516.4	$455.9	13.3%	$1,591.5	$1,394.5	14.1%
Gross Margin %	36.9%	35.7%	N/A	36.6%	32.4%	N/A
Operating Expenses	$151.2	$127.7	18.4%	$453.6	$498.6	(9.0)%
Restructuring and Impairment Expenses	$1.9	$1.1	72.7%	$1.9	$5.1	(62.7)%
Operating Earnings (Loss) %	7.2%	7.5%	N/A	7.9%	(3.7)%	N/A
Adjusted Operating Earnings % *	7.6%	7.7%	N/A	8.7%	8.5%	N/A
Adjusted EBITDA*	$51.7	$45.5	13.6%	$175.7	$151.0	16.4%
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$21.0	$19.4	8.2%	$74.1	$(38.7)	291.5%
Earnings (Loss) Per Share – Diluted	$0.35	$0.33	6.1%	$1.23	$(0.66)	286.4%
Adj. Earnings Per Share – Diluted *	$0.37	$0.34	8.8%	$1.35	$1.18	14.4%
Orders	$500.5	$464.0	7.9%	$1,589.6	$1,438.2	10.5%
Backlog	$316.6	$315.8	0.3%
*Items indicated, as well as other measures that are "adjusted", represent non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release furnished on Form 8-K with the Securities and Exchange Commission.

Third Quarter Fiscal 2015 Financial Results

Sales for the quarter within Herman Miller’s North American reportable segment were $296.0 million, an increase of 0.7% from the same quarter last fiscal year. On an organic basis, excluding the negative impact of changes in foreign currency translation, segment sales increased 2.5% on a year-over-year basis. New orders in the third quarter totaled $282.3 million, a decrease of 3.2% from the year ago period. On an organic basis, segment orders in the third quarter were 1.2% lower than last year.

Net sales within the ELA segment totaled $97.3 million in the third quarter of fiscal 2015. This represents a 0.6% decrease from the same quarter of last fiscal year. New orders in this segment totaled $100.0 million in the third quarter, representing a year-over-year decrease of 0.8%. The continuing strengthening of the U.S. dollar posed a significant headwind to segment growth this quarter. On an organic basis, excluding the negative impact of changes in foreign currency translation, segment sales increased 5.5% and orders increased 4.8% from the third quarter of last year, reflecting growth from the Asia-Pacific and EMEA regions offset by economic pressures in Latin America.

Net sales in the third quarter within Herman Miller’s Specialty segment totaled $50.5 million. This represents a 6.3% increase over sales in the same quarter last year. New orders in the quarter of $53.2 million increased 7.5% from the year ago period. Geiger and The Herman Miller Collection were the major contributors to this growth in the quarter.

The Consumer segment benefited this quarter from a combination of acquired and organic growth relative to the prior year period. Net sales in the quarter of $72.6 million were up $56.0 million from last year. The majority of this year-over-year increase relates to the acquisition of DWR, which added sales of $52.5 million, net of eliminations. Orders in the third quarter of $65.0 million were up by $43.0 million from the prior year.

Herman Miller's consolidated gross margin in the third quarter totaled 36.9% compared to 35.7% reported in the same quarter of last fiscal year. This year-over-year improvement is primarily attributed to favorable product and channel mix, including the addition of DWR, operational improvements, and pricing realization, which more than offset the unfavorable currency translation impact from a stronger U.S. dollar.

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Jeff Stutz, Chief Financial Officer, stated, "Despite the negative impact of currency pressures and our near-term challenges in the North American segment, we delivered sales and earnings per share in line with the guidance we provided in December. Our strategic investments in higher margin market segments and product categories continued to demonstrate their positive impact on our gross margin performance. We’re also pleased with the focus of our Herman Miller team members to continually balance the investments required for future growth with prudent control over operating expenses."
Herman Miller reported operating expenses in the third quarter of $151.2 million compared to operating expenses of $127.7 million in the same quarter a year ago. Operating expenses in the third quarter increased $23.5 million, the majority of which relates to the addition of DWR.

During the third quarter, the company announced restructuring actions within its North America business that resulted in the recognition of pretax restructuring expenses totaling $1.9 million. The company reported restructuring expenses of $1.1 million in the third quarter of fiscal 2014.

Herman Miller’s effective income tax rate in the third quarter was 33.6% compared to 33.3% in the same quarter last fiscal year.

The company ended the third quarter with total cash and cash equivalents of $61.8 million. Cash flow generated from operations in the third quarter was $29.1 million compared to $22.9 million in the same quarter last fiscal year. Through the first nine months of fiscal 2015, operating cash flows were $109.8 million compared to $50.4 million during the same period of the prior year. Prior year operating cash flows reflect $49 million of cash contributions in the second quarter to complete the termination of the company's primary domestic defined benefit pension program.

Looking forward, Herman Miller expects net sales in the fourth quarter of fiscal 2015 to be in the range of $530 million to $560 million. Diluted earnings per share in the quarter are expected to range between $0.39 and $0.43.
Mr. Walker concluded, “We continue to believe our strategy fits well with Herman Miller's strengths and capabilities. Over the past four years we have diversified our customer base and developed new avenues for long-term growth.  With our experienced leadership and the great teams across Herman Miller, working with our unmatched dealer network, we are confident in our ability to regain momentum in our core North American segment.”

The company will host a live webcast to discuss the results of the third quarter of fiscal 2015 on Thursday, March 19, 2015, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $1.9 billion in revenue in fiscal 2014. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2014, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week. Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and the implementation of our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended February 28, 2015, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	February 28, 2015		March 1, 2014
Net Sales	$516.4	100.0%	$455.9	100.0%
Cost of Sales	325.9	63.1%	293.0	64.3%
Gross Margin	190.5	36.9%	162.9	35.7%
Operating Expenses	151.2	29.3%	127.7	28.0%
Restructuring and Impairment Expenses	1.9	0.4%	1.1	0.2%
Operating Earnings	37.4	7.2%	34.1	7.5%
Other Expenses, net	5.4	1.0%	4.8	1.1%
Earnings Before Income Taxes and Equity Income	32.0	6.2%	29.3	6.4%
Income Tax Expense	10.8	2.1%	9.8	2.1%
Equity Income (Loss), net of tax	—	—%	(0.1)	—%
Net Earnings	21.2	4.1%	19.4	4.3%
Net Earnings Attributable to Noncontrolling Interests	0.2	—%	—	—%
Net Earnings Attributable to Herman Miller, Inc.	$21.0	4.1%	$19.4	4.3%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.35		$0.33
Weighted Average Basic Common Shares	59,550,289		59,014,789
Earnings Per Share – Diluted	$0.35		$0.33
Weighted Average Diluted Common Shares	60,098,189		59,653,417

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Nine Months Ended
	February 28, 2015		March 1, 2014
Net Sales	$1,591.5	100.0%	$1,394.5	100.0%
Cost of Sales	1,009.7	63.4%	942.7	67.6%
Gross Margin	581.8	36.6%	451.8	32.4%
Operating Expenses	453.6	28.5%	498.6	35.8%
Restructuring and Impairment Expenses	1.9	0.1%	5.1	0.4%
Operating Earnings (Loss)	126.3	7.9%	(51.9)	(3.7)%
Other Expenses, net	14.8	0.9%	13.6	1.0%
Earnings (Loss) Before Income Taxes and Equity Income	111.5	7.0%	(65.5)	(4.7)%
Income Tax Expense (Benefit)	37.3	2.3%	(26.9)	(1.9)%
Equity Income (Loss), net of tax	0.1	—%	(0.1)	—%
Net Earnings (Loss)	74.3	4.7%	(38.7)	(2.8)%
Net Earnings (Loss) Attributable to Noncontrolling Interests	0.2	—%	—	—%
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$74.1	4.7%	$(38.7)	(2.8)%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings (Loss) Per Share – Basic	$1.25		($0.66)
Weighted Average Basic Common Shares	59,430,575		58,888,514
Earnings (Loss) Per Share – Diluted	$1.23		($0.66)
Weighted Average Diluted Common Shares	59,996,867		58,888,514

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions, except per share and common share data)

	Nine Months Ended
	February 28, 2015	March 1, 2014
Net Earnings (Loss)	$74.3	$(38.7)
Cash Flows provided by Operating Activities	109.8	50.4
Cash Flows used for Investing Activities	(200.5)	(38.9)
Cash Flows from (used for) Financing Activities	50.7	(16.6)
Effect of Exchange Rates	0.3	(0.5)
Change in Cash	(39.7)	(5.6)
Cash, Beginning of Period	101.5	82.7
Cash, End of Period	$61.8	$77.1

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	February 28, 2015	May 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$61.8	$101.5
Marketable Securities	6.4	11.1
Accounts and Notes Receivable, net	184.8	204.3
Inventories, net	128.5	78.4
Prepaid Expenses and Other	78.0	56.5
Total Current Assets	459.5	451.8
Net Property and Equipment	234.9	195.2
Other Assets	498.4	343.9
Total Assets	$1,192.8	$990.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$—	$50.0
Accounts Payable	141.8	136.9
Accrued Liabilities	183.7	169.2
Total Current Liabilities	325.5	356.1
Long-term Debt	326.0	200.0
Other Liabilities	89.3	62.7
Total Liabilities	740.8	618.8
Redeemable Noncontrolling Interests	27.7	—
Total Stockholders' Equity	424.3	372.1
Total Liabilities and Stockholders’ Equity	$1,192.8	$990.9

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